Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HUTCHINSON TECHNOLOGY INCORPORATED

The undersigned incorporator, being a natural person of full age, for the purpose of forming a corporation under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:

ARTICLE I

Name

The name of this corporation is Hutchinson Technology Incorporated.

ARTICLE II

Registered Office

The registered office of the corporation is located at 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350.

ARTICLE III

Capital

The aggregate number of shares of stock that the corporation shall have the authority to issue is One Thousand (1,000) shares, par value $.01 per share.

ARTICLE IV

Classes and Series

In addition to, and not by way of limitation of, the powers granted to the Board of Directors by Minnesota Statutes, Chapter 302A, the Board of Directors of the corporation shall have the power and authority to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and price of redemption, and conversion right with respect to any stock of the corporation. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed common stock with equal rights and preferences.

ARTICLE V

Written Action Without Meeting

Any action required or permitted to be taken at any meeting of the Board of Directors of the corporation may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by a majority of the Board of Directors then in office, except as to those matters which require shareholder approval, in which case the written action shall be signed, or consented to by authenticated electronic communication, by all members of the Board of Directors then in office.

ARTICLE VI

Cumulative Voting Denied

No shareholder of the corporation shall be entitled to any cumulative voting rights.

ARTICLE VII

Pre-Emptive Rights Denied

No shareholder of the corporation shall have any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of the corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of the corporation, nor any right of subscription to any part thereof.

ARTICLE VIII

Limitation of Liability

No director of the corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article VIII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under sections 302A.559 or 80.23 of Minnesota Statutes, (iv) for any transaction for which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to January 27, 1988. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.